Exhibit 99.2

Morphimmune Inc.

Condensed Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$10,068	$7,151
Prepaid expenses and other current assets	191	117
Total current assets	10,259	7,268
Property and equipment, net	646	11
Total assets	$10,905	$7,279

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,147	$439
Accrued liabilities	2,614	248
Total current liabilities	3,761	687
Other noncurrent liabilities	10	103
Total liabilities	3,771	790
Commitments and contingencies (Note 6)
Convertible preferred stock, $0.0001 par value, 20,324,598 shares authorized, issued and outstanding at September 30, 2023; 11,466,830 shares authorized and 10,434,184 shares issued and outstanding at December 31, 2022 (aggregate liquidation preference of $33,635 at September 30, 2023)	32,302	17,450
Stockholders’ deficit:
Common stock, $0.0001 par value; 40,000,000 and 28,000,000 shares authorized at September 30, 2023 and December 31, 2022; 8,456,499 shares and 8,391,225 shares issued and outstanding at September 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	750	233
Accumulated other comprehensive loss	(1)	–
Accumulated deficit	(25,918)	(11,195)
Total stockholders’ deficit	(25,168)	(10,961)
Total liabilities, convertible preferred stock and stockholders’ deficit	$10,905	$7,279

The accompanying notes are an integral part of these unaudited condensed financial statements.

1

Morphimmune Inc.

Condensed Statements of Operations and Comprehensive Loss
(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating expenses:
Research and development	$8,104	$2,763
General and administrative	6,863	1,738
Total operating expenses	14,967	4,501
Loss from operations	(14,967)	(4,501)
Change in fair value of convertible notes	–	(45)
Interest income	105	–
Other income, net	139	(4)
Net loss	$(14,723)	$(4,550)
Other comprehensive loss:
Unrealized loss on short-term debt securities	(1)	–
Total comprehensive loss	$(14,724)	$(4,550)

The accompanying notes are an integral part of these unaudited condensed financial statements.

2

Morphimmune Inc.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit
(unaudited)

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional	Accumulated Other		Total
	Shares	Amount	Shares	Amount	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Stockholders’ Deficit
Balances at December 31, 2022	10,434,184	$17,450	8,391,225	$1	$233	$–	$(11,195)	$(10,961)
Issuance of unvested restricted common stock	–	–	65,274	–	–	–	–	–
Issuance of Series A-2 preferred stock, net of issuance costs of $148	9,890,414	14,852	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	504	–	–	504
Vesting of early exercised shares and restricted common stock	–	–	–	–	13	–	–	13
Unrealized loss on short-term debt securities	–	–	–	–	–	(1)	–	(1)
Net loss	–	–	–	–	–	–	(14,723)	(14,723)
Balances at September 30, 2023	20,324,598	$32,302	8,456,499	$1	$750	$(1)	$(25,918)	$(25,168)

	Convertible Preferred Stock		Common Stock		Additional	Accumulated Other		Total
	Shares	Amount	Shares	Amount	Paid-in Capital	Comprehensive Loss	Accumulated Deficit	Stockholders’ Deficit
Balances at December 31, 2021	–	$–	8,890,000	$1	$3	$–	$(3,717)	$(3,713)
Issuance of Series A preferred stock, net of issuance costs of $185	5,723,349	10,148	–	–	–	–	–	–
Issuance of Series A-1 preferred stock upon conversion of notes	4,710,835	7,302	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	35	–	–	35
Net loss	–	–	–	–	–	–	(4,550)	(4,550)
Balances at September 30, 2022	10,434,184	$17,450	8,890,000	$1	$38	$–	$(8,267)	$(8,228)

The accompanying notes are an integral part of these unaudited condensed financial statements.

3

Morphimmune Inc.

Condensed Statements of Cash Flows
(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(14,723)	$(4,550)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	68	1
Acquired in-process research and development	–	400
Stock-based compensation expense	504	35
Change in fair value of convertible notes	–	45
Changes in assets and liabilities:
Prepaid expenses and other current assets	(75)	(155)
Accounts payable	708	(92)
Accrued and other liabilities	2,359	54
Net cash used in operating activities	(11,159)	(4,262)
Cash flows from investing activities
Purchases of property and equipment	(703)	(13)
Acquisition of in-process research and development assets	(100)	(200)
Net cash used in investing activities	(803)	(213)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	14,852	10,088
Proceeds from issuance of restricted common stock	27	–
Net cash provided by financing activities	14,879	10,088
Net increase in cash and cash equivalents	2,917	5,613
Cash and cash equivalents, beginning of the period	7,151	4,426
Cash and cash equivalents, end of the period	$10,068	$10,039

Supplemental non-cash investing and financing activities
In-process research and development asset purchases in accrued liabilities and other noncurrent liabilities	$100	$200
Deemed dividend on down round provision	$85	$–
Conversion of convertible notes and accrued interest into preferred stock	$–	$7,302
Issuance of convertible preferred stock to service provider	$–	$60

The accompanying notes are an integral part of these unaudited condensed financial statements.

4

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

1.	Organization and Description of Business

Morphimmune Inc. (“Morphimmune” or the “Company”) was incorporated in the state of Delaware on January 28, 2020. Morphimmune is a preclinical biotechnology company focused on developing targeted oncology therapeutics. The Company’s Targeted Effector platform uses small molecule ligands to selectively deliver drug payloads to diseased cells. The Company believes this approach reduces toxicity and increases the efficacy of effector molecules, thereby improving outcomes for patients. Through September 30, 2023, the Company has been primarily engaged in business planning, research and development, personnel recruitment, and raising capital.

Merger Agreement

In June 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Immunome, Inc. (“Immunome”) and Ibiza Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Immunome. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”). In connection with the Merger, the Company will become a wholly-owned subsidiary of Immunome. Concurrently with the execution and delivery of the Merger Agreement, Immunome intends to complete a private placement financing (“PIPE Financing”) with certain accredited investors (the “PIPE Investors”). Immunome has entered into subscription agreements pursuant to which the PIPE Investors have committed to purchase 21,690,871 shares (the “PIPE Shares”) of Immunome common stock for an aggregate purchase price of $125.0 million. The PIPE Shares will be issued at a price per share equal to (i) $5.75, which was the average closing price of a share of Immunome’s common stock for the five trading days immediately prior to the signing of the subscription agreements, and (ii) in the case of affiliate investors, $5.91, which was the closing price of a share of Immunome’s common stock on the date immediately prior to the signing of the subscription agreements. The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated immediately following, the closing of the Merger.

The Merger and PIPE Financing closed on October 2, 2023. Refer to Note 11 – Subsequent Events for additional information.

Liquidity

The Company has incurred significant losses and negative cash flows from operations since inception. As of September 30, 2023, the Company had an accumulated deficit of $25.9 million, and cash and cash equivalents of $10.1 million. The Company has not generated any product revenue to date and does not expect to generate product revenue until it successfully completes development and obtains regulatory approval for at least one of its product candidates. From inception to date, the Company has financed its operations primarily through the sale and issuance of convertible notes and convertible preferred stock. The Company anticipates that it will continue to incur net losses and negative operating cash flows for the foreseeable future. Management believes that the Company’s current cash and cash equivalents are adequate to meet its needs for at least the next twelve months. However, the Company may need to borrow funds or raise additional equity to achieve its longer-term business objectives. Upon completion of the Merger in October 2023, the Company became a wholly-owned subsidiary of Immunome. After the Merger, the combined company of Immunome and Morphimmune will have sufficient cash to meet its needs for at least the next twelve months.

5

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2022 and related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2022 condensed balance sheet was derived from the Company’s audited financial statements. These unaudited condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of September 30, 2023 and its results of operations and cash flows for the nine months ended September 30, 2023 and 2022. The results of operations for the nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any other future annual or interim period.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of income and expense during the reporting periods. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates in the Company’s condensed financial statements relate to the valuation of convertible preferred stock and common stock, and the valuation of stock options.

Risks and Uncertainties

The Company is subject to all of the risks inherent in an early-stage company developing new medical drugs. These risks include, but are not limited to, the need for substantial additional financing, limited management resources, dependence upon medical acceptance of the product in development, regulatory approvals, successful clinical trials, availability and willingness of patients to participate in human trials, and competition in the pharmaceutical industry. The Company’s operating results may be materially affected by the foregoing factors.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are deposited in checking, money market and brokerage accounts at one financial institution, which may at times exceed federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents and believes it is not exposed to significant credit risk on its cash balances.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less at the date of purchase to be cash and cash equivalents. As of September 30, 2023, cash equivalents primarily consisted of U.S. treasury securities and money market funds. The Company did not have any cash equivalents as of December 31, 2022.

Comprehensive Loss

Certain gains and losses are recognized in comprehensive loss but excluded from net loss. Comprehensive loss for the nine months ended September 30, 2023 includes net loss and unrealized gains and losses on short-term debt securities. For the nine months ended September 30, 2022, there were no items of comprehensive loss and net loss was equal to comprehensive loss.

6

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

3.	Fair Value Measurement

The Company determines the fair value of financial and non-financial assets and liabilities using the fair value hierarchy, which establishes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1: Inputs which include quoted prices in active markets for identical assets and liabilities.

●	Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of certain financial instruments, including cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate fair value due to their relatively short maturities.

Financial assets measured and recognized at fair value are as follows:

	September 30, 2023
	Valuation Hierarchy	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

	(in thousands)
Cash equivalents:
Money market funds	Level 1	$2,664	$–	$–	$2,664
U.S. treasury securities	Level 2	4,994	–	(1)	4,993
Total financial assets		$7,658	$–	$(1)	$7,657

Money market funds are measured at fair value on a recurring basis using quoted prices and are classified as Level 1. Investments are measured at fair value based on inputs other than quoted prices that are derived from observable market data and are classified as Level 2 inputs. The Company did not have any financial liabilities measured at fair value on a recurring basis at September 30, 2023 and did not have any financial assets and liabilities measured at fair value at December 31, 2022.

As of September 30, 2023, short-term debt securities with an aggregate fair value of $5.0 million were in an unrealized loss position. These securities have been in an unrealized loss position for less than twelve months. The unrealized losses on short-term debt securities as of September 30, 2023 were immaterial.

Convertible Notes

The Company elected the fair value option to account for its convertible notes issued during 2020 and 2021 (collectively the “Convertible Notes”). The Convertible Notes were initially recognized at their determined fair value on the date of issuance and subsequently remeasured to fair value each reporting period until settlement. The fair value of the Convertible Notes was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

7

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

In February 2022, in connection with the Series A preferred stock financing, the Convertible Notes were automatically converted into shares of Series A-1 convertible preferred stock and the liability was extinguished. The Convertible Notes together with interest accrued thereon of $6.8 million were converted into 4,710,835 shares of Series A-1 preferred stock, reflecting a conversion price per share of $1.4442. For the nine months ended September 30, 2022, the total change in fair value of $45,000 was recognized in the change in fair value of convertible notes in the statements of operations and comprehensive loss. No portion of the total change in fair value resulted from a change in an instrument-specific credit risk.

The estimated fair value of the Convertible Notes is determined based on a multiple scenario analysis that utilizes Monte Carlo simulations. The model includes assumptions related to the value of the instruments based on the estimated timings and amounts of future rounds of financing, sale of the Company, maturity of the notes, and an imputed discount rate based on estimated market interest rates. Further assumptions used in the Monte Carlo simulations are the equity value and outstanding balance of the notes as of the valuation date and the volatility of the Company’s underlying common stock to determine the market value of the invested capital upon a future financing date or upon a sale of the Company prior to or as of the maturity of the notes.

4.	License and Other Agreements

Purdue License Agreement

In January 2022, the Company entered into a license agreement (the “Purdue License Agreement”) with Purdue Research Foundation (“PRF”) pursuant to which the Company obtained a worldwide, royalty-bearing, transferable, exclusive license under certain patents rights to research, develop and commercialize products covered by such licensed patents.

The Company is required to pay PRF an upfront non-refundable fee of $0.4 million of which $0.2 million was paid upon execution of the agreement, $0.1 million was paid in January 2023, and the remaining $0.1 million will be payable in January 2024. The Company is also required to pay tiered annual non-refundable maintenance fees beginning on the third anniversary of the Purdue License Agreement until commercialization. However, such maintenance fees will be creditable against any funding provided to Purdue University in the same annual period under the Sponsored Research Agreement as further discussed below. The Company is required to pay amounts up to $3.8 million in the aggregate upon achievement of specified events. Following commercialization, the Company will also be required to pay PRF a single-digit royalty on future net sales of licensed products and minimum annual royalty fees which will be creditable against the royalties due to PRF. Unless earlier terminated, the Purdue License Agreement will continue on a product-by-product and country-by-country basis until the expiration of the last valid claim covering the licensed product in such country.

The Company recorded the upfront fee of $0.4 million in research and development expense for the nine months ended September 30, 2022 as the license did not have alternative future use. As of September 30, 2023, the remaining unpaid portion of the upfront fee of $0.1 million is recorded in accrued liabilities. As of December 31, 2022, $0.1 million of the unpaid portion of the upfront fee is recorded in accrued liabilities and the remaining $0.1 million is recorded in other noncurrent liabilities. Any potential future milestone or royalty payment amounts have not been accrued as of September 30, 2023 due to the uncertainty related to the successful achievement of these milestones.

8

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

Purdue Sponsored Research Agreement

In February 2022, the Company entered into a Sponsored Research Agreement with PRF and Purdue University effective October 2021 (the “Sponsored Research Agreement”). During the nine months ended September 30, 2023 and 2022, the Company recorded research and development expenses of $0.6 million and $0.9 million, respectively, related to this Sponsored Research Agreement in the accompanying statements of operations and comprehensive loss.

5.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consisted of the following amounts:

	September 30,	December 31,
	2023	2022

	(in thousands)
Lab equipment	$687	$–
Computers and office equipment	21	13
Internal-use software	8	–
Property and equipment at cost	716	13
Less: accumulated depreciation	(70)	(2)
Property and equipment, net	$646	$11

The Company recognized depreciation expense of approximately $68,000 for the nine months ended September 30, 2023 and depreciation expense was not material for the nine months ended September 30, 2022.

Accrued Liabilities

Accrued liabilities consisted of the following amounts:

	September 30,	December 31,
	2023	2022

	(in thousands)
Accrued preclinical and research and development costs	$1,338	$108
Accrued employee related expenses	747	37
Accrued professional and legal fees	420	–
Accrued license fees	100	100
Other accrued liabilities	9	3
Total accrued liabilities	$2,614	$248

9

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

6.	Commitments and Contingencies

Indemnification

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. In addition, the Company has entered into indemnification agreements with its directors and certain officers that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. To date, no demands have been made upon the Company to provide indemnification under these agreements, and thus, there are no indemnification claims that the Company is aware of that could have a material effect on the Company’s condensed balance sheets, condensed statements of operations and comprehensive loss, or condensed statements of cash flows.

Litigation

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

7.	Convertible Preferred Stock

In May 2023, the Company sold 9,890,414 shares of Series A-2 convertible preferred stock at $1.51662 per share to new and existing investors for aggregate gross proceeds of $15.0 million. Each share of Series A-2 convertible preferred stock is convertible into one share of the Company’s common stock. Except for the liquidation preference described below, the rights and privileges of the Series A-2 convertible preferred stock are substantially similar to the rights and privileges of the Series A and Series A-1 preferred stock. The Company also increased its authorized shares of common stock and convertible preferred stock to 40,000,000 shares and 20,324,598 shares, respectively.

The May 2023 preferred stock issuance triggered the Series A conversion price adjustment feature (down round) as provided for in the Company’s amended and restated certificate of incorporation and adjusted the Series A conversion price from $1.8053 to $1.7255. The incremental fair value resulting from the trigger of the down round feature was $85,000. This amount was recorded as a deemed dividend within additional paid-in capital as the Company has an accumulated deficit.

Convertible preferred stock consists of the following:

	September 30, 2023
	Shares Authorized	Shares Outstanding	Price Per Share	Liquidation Preference	Net Carrying Value

	(in thousands, except share and per share amounts)
Series A	5,723,349	5,723,349	$1.8053	$10,332	$10,148
Series A-1	4,710,835	4,710,835	$1.4442	6,803	7,302
Series A-2	9,890,414	9,890,414	$1.5166	16,500	14,852
Total	20,324,598	20,324,598		$33,635	$32,302

The Company recorded its Series A-2 convertible preferred stock at the issuance price on the dates of issuance, net of issuance costs.

The holders of the Series A, Series A-1 and Series A-2 convertible preferred stock have the following rights and preferences:

10

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

Dividends

Holders of convertible preferred stock are entitled to receive, when and if declared by the board of directors, noncumulative dividends at the rate of six percent of the original issue price on shares of convertible preferred stock. If the Company declares, pays or sets aside any dividends on shares of common stock, the holders of convertible preferred stock are entitled to receive dividends at least equal (on an as if converted to common stock basis) to the dividend payable on the Company’s common stock. No dividends have been declared to date.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, as further defined in the Company’s amended and restated certificate of incorporation, the holders of convertible preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment is made to the holders of the common stock, at an amount per share equal to the greater of: (i)(a) with respect to the Series A-2 convertible preferred stock, one and one-tenth times the original issue price of a share of Series A-2 convertible preferred stock, plus any dividends declared but unpaid thereon, and (b) with respect to the Series A and Series A-1 convertible preferred stock, the applicable original issue price of a share of Series A or Series A-1 convertible preferred stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

If the assets of the Company are insufficient to pay the holders of convertible preferred stock the full amount they are entitled to, the holders of convertible preferred stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be due to such holders. After payment of all preferential amounts required to the holders of shares of convertible preferred stock, the remaining assets of the Company available for distribution will be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each holder.

Redemption

The convertible preferred stock is not redeemable at the option of the holder.

Conversion Rights

Each share of convertible preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The initial conversion price per share for the Series A, Series A-1, and Series A-2 convertible preferred stock is $1.8053, $1.4442, and $1.51662, respectively. Upon issuance of the Series A-2 convertible preferred stock, the Series A conversion price was adjusted from $1.8053 to $1.7255 as provided for in the Company’s amended and restated certificate of incorporation and further described below.

Each share of convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion rate for such share either: (i) upon the closing of the sale of shares of common stock to the public at a price of at least $5.4159 per share in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50.0 million of gross proceeds; or (ii) by vote or written consent of the holders of at least a majority of the then outstanding shares of convertible preferred stock.

The conversion price for each series of convertible preferred stock will be subject to an adjustment in the event of stock split, stock dividend, combination or other similar recapitalization with respect to the common stock. In addition, if the Company should issue convertible preferred stock or common stock without consideration or for a consideration per share less than the conversion price for the convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s amended and restated certificate of incorporation.

11

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

Voting Rights

Each holder of outstanding shares of convertible preferred stock has voting rights equal to the number of whole shares of common stock into which such shares could be converted as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Company’s amended and restated certificate of incorporation, holders of convertible preferred stock shall vote together with the holders of common stock as a single class. Holders of shares of Series A, Series A-1 and Series A-2 convertible preferred stock, voting as a separate class, are entitled to elect one director of the Company. Holders of shares of common stock, voting as a separate class, are entitled to elect two directors of the Company. Holders of a majority of the outstanding shares of common stock and convertible preferred stock, voting as a single class on an as-converted basis, are entitled to elect any remaining directors.

Classification

The Company has classified its convertible preferred stock as temporary equity on the balance sheet as the shares can be redeemed upon the occurrence of certain change in control events that are outside the Company’s control, including liquidation, sale or transfer of the Company. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation will occur.

8.	Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote for the Company’s stockholders. Common stockholders are not entitled to receive dividends unless declared by the Company’s board of directors. No dividends have been declared or paid by the Company since its inception.

The Company has reserved the following shares of common stock for issuance, on an as-converted basis, as follows:

	September 30,	December 31,
	2023	2022
Convertible preferred stock	20,589,283	10,434,184
Options issued and outstanding under 2020 Plan	8,128,096	2,561,889
Remaining shares available for issuance under 2020 Plan	1,149,709	4,591,948
Total	29,867,088	17,588,021

9.	Stock Based Compensation

2020 Equity Incentive Plan

In February 2020, the Company’s board of directors adopted the 2020 Equity Incentive Plan (the “2020 Plan”) which provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units to the Company’s employees, directors and consultants. The number of shares reserved for issuance under the 2020 Plan increased from 9,125,610 shares as of December 31, 2022 to 11,184,304 shares as of September 30, 2023.

Upon closing of the Merger on October 2, 2023, the 2020 Plan was assumed by Immunome. Refer to Note 11 – Subsequent Events for additional information.

12

Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

Stock Option Activity

The following table summarizes option award activity under the 2020 Plan (in thousands, except share and per share amounts):

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	2,561,889	$0.41	9.62	$–
Granted	5,566,207	0.38
Outstanding at September 30, 2023	8,128,096	$0.39	9.22	$–
Exercisable at September 30, 2023	5,962,260	$0.41	9.19	$–

The estimated weighted-average grant date fair value of the options granted during the nine months ended September 30, 2023 and 2022 was $0.31 and $0.33 per share, respectively.

No options were exercised during the nine months ended September 30, 2023 and 2022.

The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

Nine Months Ended September 30,
	2023	2022
Expected term (years)	5.58 – 6.06	5.93 – 6.08
Expected volatility	99.0% – 99.8%	96.6% – 98.7%
Risk-free interest rate	3.39% – 3.47%	2.38% – 4.17%
Expected dividends	–%	–%

Liability for Early Exercise of Stock Options and Unvested Restricted Stock

Early Exercise of Stock Options

As of September 30, 2023 and December 31, 2022, there were 187,500 and 243,750 shares of common stock issued to the Company’s then President and Chief Executive Officer (“2021 CEO”) that remain unvested. These shares were issued upon the early exercise of stock options granted in 2021 prior to the vesting of the underlying shares and are subject to repurchase by the Company at the original issuance price upon termination of the services received from the holder of the option. During 2022, the 2021 CEO was terminated and the Company exercised its right to repurchase 498,775 shares of unvested common stock at the original issuance price. The Company modified the remaining shares to accelerate the vesting of 266,225 shares and the remaining 300,000 shares will continue to vest as long as the 2021 CEO continues to provide service as a member of the board of directors. The modification resulted in an incremental fair value of $0.2 million, of which $0.1 million was recognized as stock-based compensation immediately in the fourth quarter of 2022 and $0.1 million will be recognized over the remaining service period. As of September 30, 2023 and December 31, 2022, the Company recorded $1,900 and $2,400, respectively, within accrued liabilities and other noncurrent liabilities associated with options granted to the 2021 CEO that are subject to repurchase by the Company.

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Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

Unvested Restricted Stock

As of September 30, 2023 and December 31, 2022, there were 234,952 and 435,938 shares of common stock that remain unvested. These shares were issued under the terms of restricted stock agreements prior to the vesting of the underlying shares and are subject to repurchase by the Company at the original issuance price upon termination of the services received from the holder of the restricted common stock. As of September 30, 2023 and December 31, 2022, the Company recorded $16,900 and $2,600, respectively, within accrued liabilities and other noncurrent liabilities associated with restricted common stock that are subject to repurchase by the Company.

Stock-Based Compensation Expense

The total compensation cost recognized in the statements of operations associated with all stock-based compensation awards granted by the Company is as follows:

	Nine Months Ended September 30,
	2023	2022

	(in thousands)
Research and development	$16	$7
General and administrative	488	28
Total stock-based compensation expense	$504	$35

As of September 30, 2023, the Company had an aggregate of $2.1 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 3.1 years.

10.	Related Party Transactions

The 2020 convertible notes were issued to a related party investor (an entity affiliated with members of the Company’s board of directors) for an aggregate principal amount of $0.8 million. The 2020 convertible notes were automatically converted into shares of Series A-1 convertible preferred stock in February 2022.

In February 2022 and May 2023, the Company issued Series A and Series A-2 convertible preferred stock to a related party investor (an entity affiliated with a member of the Company’s board of directors and an officer of the Company) for aggregate consideration of $8.3 million and $4.7 million, respectively. The Company also reimbursed this related party investor $50,000 and $25,000 in legal fees related to the Series A and Series A-2 financing, respectively.

In May 2023, the Company issued Series A-2 convertible preferred stock to a member of the board of directors for aggregate consideration of $0.7 million.

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Morphimmune Inc.

Notes to Unaudited Condensed Financial Statements

In January and February 2022, the Company entered into a License Agreement and Sponsored Research Agreement with Purdue. The Company’s scientific founder, Dr. Phillip Low, who is also a board member and the largest stockholder of the Company, is the Presidential Scholar for Drug Discovery at Purdue University. In addition, the research and development activities under the agreements are performed at Dr. Low’s laboratory at Purdue University. As of September 30, 2023, the Company had $0.1 million payable to this related party which was included in accrued liabilities in the accompanying unaudited condensed balance sheet. As of December 31, 2022, the Company had $0.2 million payable to this related party, of which $0.1 million was included in accrued liabilities and $0.1 million included in other noncurrent liabilities in the accompanying unaudited condensed balance sheet. See further discussion in Note 4 – License and Other Agreements.

11.	Subsequent Events

Management has reviewed and evaluated material subsequent events from the balance sheet date of September 30, 2023 through November 22, 2023, the day the financial statements were available for issuance.

On October 2, 2023, Immunome, Merger Sub and the Company consummated the transactions contemplated by the Merger Agreement following a special meeting of Immunome’s stockholders on September 29, 2023. Upon closing of the Merger, Merger Sub was merged with and into the Company and the Company became a wholly owned subsidiary of Immunome. At the effective time of the Merger, each outstanding share of Morphimmune capital stock was converted into the right to receive 0.3042 shares of Immunome common stock, which resulted in the issuance by Immunome of an aggregate of 8,835,710 shares of Immunome common stock to the Company’s stockholders. Immediately prior to the effective time of the Merger, all unvested shares of common stock subject to repurchase by the Company vested in full and converted into the right to receive shares of Immunome common stock as discussed above. In addition, immediately prior to the effective time of the Merger, each outstanding and unexercised option under the 2020 Plan, unvested and vested, was converted into and became an option to purchase Immunome common stock equal to 0.3042 multiplied by the number of shares of the Company’s common stock previously represented by such options, and Immunome assumed the 2020 Plan. Certain outstanding and unexercised options of the Company, based on the original terms of the award, included a change in control provision that accelerated vesting upon closing of the Merger. The closing of the PIPE Financing occurred on October 2, 2023, immediately following the consummation of the Merger. The gross proceeds to Immunome from the PIPE Financing were approximately $125.0 million.

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